EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
SmartFinancial, Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-219159, 333-203449, 333-208819, 333-131006 and 333-113314, etc.) and on Form S-3 (Nos. 333-239479) of SmartFinancial, Inc. (Company) of our report dated March 14, 2022, on our audit of the consolidated financial statements of the Company as of December 31, 2021, and for the year then ended, which report is included in this Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 14, 2022, on our audit of the internal control over financial reporting of the Company as of December 31, 2021, which report is included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Louisville, Kentucky
March 14, 2022